Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W. 20549

March 15, 2002

Dear Sir or Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K, dated March 15, 2002, of Polaris Industries Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP Arthur Andersen LLP

cc:	Thomas C. Tiller, Chief Executive Officer and President, Polaris Industries Inc.